Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-169230
2nd Step Conversion and Offering December 2010

Legal Matters 2 This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of Home Federal Bancorp, Inc. of Louisiana. The offer is made only by the prospectus. Please refer to the prospectus dated November 5, 2010 Home Federal Bancorp, Inc. of Louisiana has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 643-8196. The shares of common stock of Home Federal Bancorp, Inc. of Louisiana are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Forward Looking Statements 3 This document contains forward-looking statements, which can be identified by the use of words such as "would be," "will," "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions. These forward-looking statements include, but are not limited to: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading "Risk Factors" beginning on page 16 in the prospectus that could affect the actual outcome of future events and the following factors: general economic conditions, either nationally or in our market area, that are worse than expected; changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; our ability to grow and successfully manage such growth; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Securities and Exchange Commission or the Financial Accounting Standards Board; and our ability to successfully implement our branch expansion strategy, enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities. Any of the forward-looking statements that we make in this communication and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements. Please see "Risk Factors" beginning on page 16 of the prospectus.

Offering Summary Issuer: Home Federal Bancorp, Inc. of Louisiana Listing / Ticker: NASDAQ / "HFBL" Price Per Share: $10.00 Exchange Ratio: 0.7464x - 1.0098x(1) Recent Stock Price (12/3/2010) $10.06 Shares Offered: 1,593,750 - 2,156,250(1) Gross Proceeds: $15.9 million - $21.6 million(1) Subscription & Community Offering Results: Yet to be announced Maximum Purchase Limitations (Individual & Group): 5% of the shares offered $500,000 (50,000 shares) $1,000,000 (100,000 shares) (subject to 5% limit) Bookrunner: Stifel, Nicolaus & Company, Inc. Expected Close / Pricing: December 2010 (1) Based on the range from the minimum to maximum of the independent valuation appraisal. 4

Home Federal Mutual Holding Company of Louisiana (owns 63.8% of common stock) Overview of Organizational Structure Public Shareholders (own 36.2% of common stock) Home Federal Bank Current Structure Home Federal Bancorp, Inc. of Louisiana (Louisiana corporation) (100% of the common stock) Home Federal Bank Public Shareholders (own 100% of common stock) Structure Following Conversion and Offering Home Federal Bancorp, Inc. of Louisiana (federal corporation) (100% of the common stock) 5

Company Profile Home Federal Bancorp, Inc. of Louisiana's subsidiary, Home Federal Bank, is a federally chartered stock savings bank founded in 1924 and headquartered in Shreveport, Louisiana Conducts operations through four full-service locations and one agency office At September 30, 2010 Home Federal Bancorp had $193.4 million in assets and $128.9 million deposits In January 2005, the Bank underwent a reorganization into the mutual holding company structure In 2009, Home Federal Bancorp recruited current Home Federal Bank President and COO, Jim Barlow, who formerly served as Executive Vice President and Area Manager at Regions Bank and has over 21 years of banking experience Brought over strategic hires in commercial lending and other areas from larger regional competitors Recently, in conjunction with a new lending team, the Company has significantly increased its emphasis on commercial products In 2009, the Bank changed its name from Home Federal Savings and Loan Association to Home Federal Bank as part of its strategy to be recognized as a full-service community bank Operates a community bank model through the following divisions: Commercial Retail Mortgage In July 2009, started offering security brokerage services through Tipton Wealth Management 6

Corporate Overview Corporate Office 624 Market Street Shreveport Branch Locations 6363 Youree Dr. Shreveport 9300 Mansfield Rd. Shreveport 2555 Viking Drive Bossier City Commercial Loan Operations & Agency Office 6425 Youree Dr. Ste 100 Shreveport 7

Market Area Overview The Bank's primary market area is northwest Louisiana, particularly the Caddo and Bossier Parishes located in the Shreveport-Bossier City MSA Shreveport-Bossier City is located on Interstate 20 in Northern Louisiana, fifteen miles east of the Texas state border and 180 miles east of Dallas Shreveport is the third largest city located in the state of Louisiana Diversified local economy with employment in services, government and wholesale/retail trade The Shreveport-Bossier City MSA unemployment rate totaled 7.4% as compared to 9.6% for the nation as a whole Service sector jobs make up the highest percentage of employment including: Healthcare - with Shreveport being the regional hub Military - home to Barksdale Air Force Base Higher Education LSU Health Sciences Center School of Medicine Louisiana College School of Law (Opening Fall 2011) Energy industry resulting from oil and gas exploration and drilling Casino gaming industry Film industry Since late 2005, 25 Film and TV projects that have taken place in Shreveport valued at over $340 million Source: SNL Financial, Bureau of Labor Statistics, Shreveport Times. Unemployment data as of September 2010. 8

Haynesville Shale Overview N th t L i Northwest Louisiana has the Haynesville shale formation which has boosted economic growth In 2009, the extraction activity of seven firms in the Haynesville shale formation generated approximately $10.6 billion in new business sales within Louisiana New business sales created $5.7 billion in household earnings in 2009, representing approximately 3.6% of personal income for the state In 2010-2014, it is estimated that companies operating in the Haynesville shale will spend $25.8 billion in drilling expenditures, $57.5 million in lease payments and will allocate $672 million in royalty payments 1 449 1,542 1,619 1,600 1,800 Cumulative Number of Wells 856 921 993 1,079 1,195 1,272 1,354 1,449 1,000 1,200 1,400 707 778 400 600 800 Source: Louisiana Oil & Gas Association, Louisiana Department of Natural Resources. Cumulative number of wells equals the number of producing wells, drilling in progress, wells permitted but not drilling and other operations. 9 200 Oct- 09 Nov- 09 Dec- 09 Jan- 10 Feb- 10 Mar- 10 Apr- 10 May- 10 Jun- 10 Jul- 10 Aug- 10 Sep- 10 Cumulative Number of Wells

Experienced Management Team Home Federal Bancorp’s management team is comprised of experienced professionals focused on the execution of Home Federal’s strategic transition In 2009 hired Home Federal Bank President & COO, Jim Barlow, followed by a team of commercial lending professionals with significant in-market experience Prior experience includes larger institutions such as Regions Bank Home Federal Bancorp’s current directors and executive officers as a group will hold approximately 5.0% of the common stock outstanding at the midpoint of the offering range The current directors and officers have proposed to buy $252,000 of stock in the offering and will hold an estimated pro forma value of $1,481,797, calculated at the midpoint of the offering range Years of Industry Years with Name Age Position Experience Home Federal Daniel R. Herndon 70 Chairman, President & CEO, Home Federal Bancorp 48 48 James R. Barlow 42 President, Home Federal Bank, COO & Director, Home Federal Bancorp 21 1 Clyde D. Patterson 68 EVP, CFO, & Director 45 45 David S. Barber 41 SVP of Mortgage Division 18 1 K. Matthew Sawrie 36 SVP of Commercial Division 10 1 10 Mary Jones 56 VP of Retail 40 28 Dawn Williams 42 VP of Human Resources & Marketing 18 1

Rationale for the Conversion and Offering To support continued growth through opening new branch offices, hiring and retaining personnel and enhancing lending capabilities To assist in attracting and retaining talented employees and management through ESOP and benefit plans The fully public form of ownership provides increased flexibility in accessing the capital markets and lessens some of the regulatory uncertainties in the current environment To bolster the capital position during a period of economic and regulatory uncertainty To expand opportunities to enhance shareholder value by enabling acquisition opportunities that were previously unavailable To increase the liquidity of the common stock 11

Business Strategy Continuing to diversify the loan portfolio by emphasizing commercial real estate and commercial business loans Diversifying products and services for a larger more diverse customer base and enhanced competitive position Managing expenses while building an infrastructure to support our full-service community bank products and services Enhancing core earnings through lower cost deposits and higher yielding commercial real estate and business loans and selling fixed rate residential mortgage originations Expanding branch footprint through de novo branches and acquisitions Maintaining asset quality while continuing to grow and diversify the loan portfolio Differentiating Home Federal from competitors by emphasizing local decision making and an efficient loan approval process 12

Use of Proceeds Home Federal Bancorp, Inc. of Louisiana may use the proceeds from the offering for the following: Pay dividends to shareholders Repurchase shares of its common stock, subject to regulatory restrictions Finance the possible acquisition of financial institutions or branch offices or other businesses that are related to banking Invest in securities General corporate purposes 13 Possible Uses of Proceeds for Home Federal Bancorp, Inc. of Louisiana Possible Uses of Proceeds for Home Federal Bank Home Federal Bank intends to use the proceeds from the offering for the following: Fund new loans, both commercial and residential Invest in securities General corporate purposes Since the initial offering in 2005, the company has paid aggregate cash dividends of $1.30 per share and has bought back a total of 215,357 shares Intends to continue to pay $0.06 per share quarterly dividend following the conversion and offering

Financial Highlights

Loan Portfolio Growth & Diversification i l l di i i i i Commercial lending initiatives have resulted in significant loan portfolio growth and diversification New commercial lending staff was able to rapidly generate quality loans through borrowers with which the lending staff has strong historical relationships At June 30, 2007 1-4 family mortgages represented 65% of total loans. At September 30, 2010 1-4 $120 000 , y gg p p , family mortgages comprised 46% of total loans Approximately $7 million were held for sale at September 30, 2010 Dollars in thousands $80,000 $100,000 120,000 $40,000 $60,000 $0 $20,000 6/30/2007 6/30/2008 6/30/2009 6/30/2010 9/30/2010 1-4 Family Commercial Real Estate Multifamily Commercial Business Land Construction 2nd Mortgage and HELOCs Equity Lines of Credit Other 15

Mortgage Originations Home Federal is uniquely positioned in the Shreveport-Bossier City MSA in the mortgage origination sector One of the few institutions with the local management and knowledge to deliver the execution required Mortgage originations will continue to be a focus going forward Emphasis on cross-selling opportunities The majority of the originated mortgage loans will be sold Recent activity in the space has been a result of new borrowers, not refinancings Over the last year, Home Federal has hired four new experienced mortgage officers Investments in systems and technology that will be completed in February 2011 are expected to enable Home Federal to increase volume significantly 16

Strong Asset Quality Home Federal’s profile Federal s credit has fared significantly better than its peers Conservative underwriting has resulted in low levels of non-performing loans and net charge-offs At September 30, 2010, Home Federal only maintained two non-performing assets on its books Since 2009 new commercial lending policies, procedures and systems have been established Third party commercial loan review conducted annually File review conducted monthly Non-Performing Assets / Total Assets 1.75% 1.09% 0.60% 1.28% 0.95% 0.75% 1.00% 1.25% 1.50% 0.29% 0.33% 0.00% 0.10% 0.04% 0.23% 0.19% 0.06% 0.00% 0.25% 0.50% 6/30/2006 6/30/2007 6/30/2008 6/30/2009 6/30/2010 9/30/2010 HFBL Peer Median Data as of June 30, As of September 30, 2006 2007 2008 2009 2010 2010 NCOs/ Avg Loans (%) 0.00 0.00 0.00 0.00 0.00 0.00 (%) NM 202 59 NM 133 52 135 83 487 83 Source: Company filings, SNL Financial. Peer group represents the peer group as provided by Feldman Financial Advisors, Inc. Includes Rome Bancorp, Inc. which entered into a definitive sale agreement in October 2010. Peer group includes ESBK, FABK, FCAP, GSLA, LABC, LSBI, NFSB, FFFD, ROME & WAYN. 17 Texas Ratio defined as (non-performing assets and loans 90 days past due) / (tangible equity and loan loss reserve). Reserves/ NPLs 202.59 133.52 135.83 487.83 Texas Ratio (%) 0.00 0.41 0.18 1.10 1.06 0.34

Securities Portfolio As of September 30, 2010 Securities Portfolio Characteristics Adjustable-rate FHLB At September 30, 2010, securities portfolio totaled $57.3 million At September 30 2010 approximately stock 3% mortgage fund 2% 30, 2010, 95% of the investment portfolio consisted of mortgage-backed securities issued by Fannie Mae, Freddie Mac, and Ginnie Mae At September 30, 2010, $55.5 million of securities were available for sale and $1.8 million were held to maturity Agency mortgagebacked securities 95% 18

Deposit Base Home Federal’s initiatives have begun to improve the funding base of the Company Average Cost of Deposits 1.81% as of September 30, 2010 Total deposits have grown 64% since June 30, 2008 Non-time deposits have grown by 212% in the same period Continue to emphasize increasing commercial deposits and introduce new products to commercial customers and expand our customer base Established relationship pricing at the bank level Deposits are comprised of local relationships; there are no brokered CDs as of September 30, 2010 Deposit Composition- 9/30/2010 Historical Deposit Growth Dollars in thousands J b Ti NOW $140,000 Jumbo Time 22% 15% Savings 5% $14 707 $16 251 $23,345 $43,832 $50,646 $80,000 $100,000 $120,000 Money Market 20% $63,003 $62,108 $62,801 $73,890 $78,242 14,707 16,251 $20,000 $40,000 $60,000 19 Retail Time 38% $0 6/30/2007 6/30/2008 6/30/2009 6/30/2010 9/30/2010 Time Non-Time

Strong Consistent Financial Performance As the loan and deposit mix has changed, the net interest margin and earnings have improved In fiscal year 2008 & 2009, Home Federal incurred related merger and stock issuance expenses of $833,000 and $133,000, respectively Earnings are expected to benefit from increased commercial lending efforts Significant opportunity for margin expansion as CDs re-price and FHLB borrowings mature Net Interest Margin & Net Income Dollars in thousands 3.79% 3.48% 2 58% $600 $700 $800 3 00% 3.50% 4.00% 2.58% 2.33% $200 $300 $400 $500 1.50% 2.00% 2.50% 3.00% ($82) $515 $670 $646 -$200 -$100 $0 $100 0.00% 0.50% 1.00% 20 For the Twelve Months Ended Three Months Ended 6/30/2008 6/30/2009 6/30/2010 9/30/2010 Net Income Net Interest Margin

Investment Merits Experienced management team enhanced by recent hires from larger competitors Significant growth opportunities in the commercial sector Began commercial initiative in 2009 Commercial banking team has been successful in generating both loans and deposits Stable, attractive market area Superior asset quality profile as of September 30, 2010 NPAs/assets of 0.06% Track record of low levels of charge-offs Reserves/ NPLs of 488% Consistent core profitability throughout the economic downturn Significant pro forma capital levels Pro forma capital: TCE ratio of 24.3% at the midpoint of the offering range Attractive valuation 21

Offering Summary

Offering Overview At or For the Year Ended June 30, 2010 Dollars in thousands, except per share data Minimum Midpoint Maximum Adjusted Maximum Shares Offered 1,593,750 1,875,000 2,156,250 2,479,688 Exchange Shares 904,481 1,064,095 1,223,709 1,407,266 Pro Forma Market Capitalization $24,983 $29,391 $33,800 $38,870 Gross Proceeds of Stock Offering $15,938 $18,750 $21,563 $24,797 Estimated Net Proceeds, as Adjusted $12,948 $15,383 $17,816 $20,617 Exchange Ratio 0.7464x 0.8781x 1.0098x 1.1612x Pro Forma Net Income $588 $575 $561 $547 Pro Forma Net Income Per Share $0.24 $0.20 $0.17 $0.15 Pro Forma Shareholders' Equity $46,313 $48,748 $51,182 $53,982 Pro Forma Book Value Per Share $18.54 $16.59 $15.14 $13.89 Pro Forma Tangible Book Value Per Share $18.54 $16.59 $15.14 $13.89 Price/ Pro Forma Net Income Per Share 41.7x 50.0x 58.8x 66.7x Price/ Pro Forma Book Value Per Share 53.9% 60.3% 66.1% 72.0% Price/ Pro Forma Tangible Book Value Per Share 53.9% 60.3% 66.1% 72.0% P F T ibl C E it /A t R ti 23 4% 24 3% 25 2% 26 2% 23 Pro Forma Tangible Common Equity/ Assets Ratio 23.4% 24.3% 25.2% 26.2%

Attractive Valuation Home Federal Bancorp, Inc. of Louisiana has an attractive valuation compared to peers On a tangible book value per share basis, Home Federal comes at a discount of 32% at the minimum and 9% discount at the adjusted maximum of the offering range Minimum Midpoint Maximum Adj. Appraisal Peer Maximum Group Median Price / Book Value 53.9% 60.3% 66.1% 72.0% 79.1% Price / Tangible Book Value 53.9% 60.3% 66.1% 72.0% 79.1% Market Capitalization $25.0 $29.4 $33.8 $38.9 $37.0 Dividend Yield 2.40% 2.40% 2.40% 2.40% 2.23% Data is based on 6/30/2010 pro forma information. Appraisal peer group comprised of ESBK, FCAP, FFFD, NFSB, WAYN, LSBI, FABK, LABC, ROME, and GSLA as provided by Feldman Financial Advisors, Inc. Peer group includes Rome Bancorp, Inc. which entered into a definitive sale agreement in October 2010. Market Information as of 12/03/10. Source: SNL Financial & Feldman Financial Advisors, Inc. 24